Exhibit 10.6

General Counsel Employment Agreement

This General Counsel Employment Agreement (“Agreement”) is made effective as of May 3, 2010 by and between Bandwidth.com, Inc. (“Company”) and W. Christopher Matton (“General Counsel”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment

Employment by the Company shall be as General Counsel, which shall include additional duties of the Company corporate Secretary, and General Counsel hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2. Duties of Executive

General Counsel shall have charge of all legal matters of the Company, such duties being generally described below, and shall have such other duties as may be assigned from time to time by the President, Chief Executive Officer or Chief Operating Officer. General Counsel will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement with a high degree of legal skill and competence, and faithfully to the Company.

A.	The General Counsel is the responsible legal counsel for the Company and shall act in that capacity to discharge, oversee and coordinate Company legal activities and functions to ensure the Company’s compliance with and adherence to applicable law. The General Counsel duties include:

i.	monitor and provide the requisite legal services and advice within the Company and ensure that the Company is fully represented in any in judicial, administrative, regulatory or similar actions or proceedings;

ii.	assist the Company to develop, maintain, or modify policies and procedures so as to be in compliance with or in conformance with applicable law;

iii.	review and control the Company legal budget and expenditures and shall endeavor to assure optimum deployment of legal resources within budget;

iv.	keep fully informed on all legislation and regulatory developments affecting the Company’s operations and pertinent developments in corporate legal matters, and, where needed, inform and advise affected Company management of changes in law that materially affect Company operations or business transactions;

v.	develop and direct the Company legal department to address Company legal requirements, including proper and adequate staffing such as any necessary attorneys, paralegals and legal support staff; and

vi.	supervise and direct selected outside attorneys and monitor and evaluate their performance.

B.	Operationally, the General Counsel shall report directly to, primarily advise, and act at the direction of both the Chief Executive Officer and the Chief Operating Officer; provided, however for purposes of a unified chain of command, ultimate authority shall rest with the Chief Executive Officer. The General Counsel shall be responsive to, provide for, oversee, and manage the provision of legal advice and services to other Company “Chief–level” officers and the Company’s Board of Directors as may be needed from time to time.

C.	Budget: The General Counsel shall be responsible for the Legal Budget of the company, and shall allocate funds within his discretion.

D.	Transition from Private Practice: It is understood that the General Counsel is exiting the private practice of law and will thus require a transition period before starting his employment with the Company. It is anticipated that this transition period will run until July 6, 2010. General Counsel will be employed by the Company effective as of July 6, 2010; provided, however, in the event the transition period should need to be enlarged for an additional period of time, the parties shall confer and reasonably agree upon any such additional period. From and after July 6, 2010 and strictly on a limited basis and in a fashion that will be fully coordinated with the Chief Executive Officer and the Chief Operating Officer, and shall not degrade General Counsel’s full time performance of Company duties pursuant to this Agreement, as part of the transition General Counsel anticipates limited responses to General Counsel’s former firm and/or former clients of General Counsel’s former firm as reasonably necessary to transition legal services with respect to such firm and such clients.

3. Compensation

General Counsel will be paid compensation during this Agreement as follows:

A.	Base Salary. A base salary of two hundred and fifty thousand dollars ($250,000) per year will be payable in installments according to the Company’s regular payroll schedule. At the discretion of the Chief Executive Officer or Board of Directors, the base salary shall be adjusted at the end of each year of employment, effective each year as of January 1st.

B.	Performance Incentive. General Counsel shall be eligible for additional compensation in the form of an annual lump sum performance bonus (“Performance Bonus”) for an amount up to one hundred twenty-five thousand dollars ($125,000), pro rated for any partial year during which General Counsel may be employed. General Counsel’s ability to receive any Performance Bonus is based upon the sole and unfettered discretion of the Chief Executive Officer, who in exercising such discretion, shall obtain the recommendation and advice of the Chief Operating Officer. In the event the Chief Executive Officer determines that the General Counsel’s performance was extraordinary such that it merits compensation beyond the maximum Performance Bonus, then upon approval of Board of Directors, the General Counsel may receive additional performance compensation not to exceed $25,000 (beyond the foregoing $125,000, for a total of $150,000). This performance incentive does not replace or limit eligibility for any benefit plans, pension, profit-sharing or incentive plans adopted by Company for the benefit of its officers and/or regular employees. The Performance Bonus will be calculated and paid in whole or part based upon consideration of the following criteria:

i.	80% - based upon the General Counsel’s performance in executing the duties of his office as set forth above; as well as the delivery of substantial monetary value and/or qualitative performance not otherwise anticipated by the Chief Executive Officer, due solely or substantially to the efforts of the General Counsel.

ii.	20% - based upon the overall performance of the Company during the relevant period.

C.

Company Equity. As of the first day of General Counsel’s employment, the Company shall grant General Counsel 25,000 options to purchase Company’s stock, exercisable at twenty five dollars and sixty four cents ($25.64) per share based on a Company valuation of approximately one hundred and twenty five million dollars ($125,000,000) and vesting over a period of 4 years, with 25% vesting each twelve month period. As of the first day of General Counsel’s employment, the Company shall grant General Counsel an additional 10,000 options to purchase Company’s stock, exercisable at twenty five dollars and sixty four cents ($25.64) per share based on a Company valuation of approximately one hundred and twenty five million dollars ($125,000,000) and vesting over a period of 3 years; provided, however, (i) none of such options shall vest until the date two (2) years immediately after the commencement of General Counsel’s employment; and (ii) the options will vest 33.33% on each of the second, third and fourth anniversary dates of the commencement of General Counsel’s employment. In the event of a termination without cause of this Agreement as provided below, for any twelve month period herein, any otherwise unvested stock falling within such period shall vest on a pro rata basis, to be calculated based on the number of days of employment during such period. In addition to the foregoing, Executive shall also be eligible for additional options at any time at the sole and unfettered discretion of the Chief Executive Officer. The board of directors may also consider other forms of granting equity, such as stock grants or restricted stock, as may be deemed appropriate. Notwithstanding any other term described above, all such options or grants shall have an acceleration feature, allowing for immediate granting and vesting in conjunction with any sale of the Company, merger, stock exchange listing or public trading of Company stock, other similar material event. For clarity, iall options will accelerate immediately in the event of a change in control of the Company; if, notwithstanding the foregoing and pursuant to the terms and conditions of any applicable equity compensation plan, any options are assumed by any applicable acquirer, and General Counsel’s employment by such acquiror terminates within twelve (12) months after the date of such change in control, then all options will accelerate upon such change in control.

4. Benefits

A.	Paid Time Off. General Counsel shall be entitled to Company paid time off according to the regular policies and procedures of Company. This includes but is not limited to Holidays, Sick Leave, Jury Duty, and Bereavement.

B.	Vacation. General Counsel shall be entitled to 21 business days of paid vacation each year or such additional number of days as permitted at the discretion of the Chief Executive Officer. Vacation will accrue according to the regular policies and procedures of Company, unless otherwise allowed for at the discretion of the Chief Executive Officer.

C.	Medical and Dental Insurance. Group medical and dental plans of Company will be provided at no charge pursuant to the terms of any plan applicable to regular employees of Company.

D.	Pension and Profit Sharing Plans. General Counsel shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

E.	Expense Reimbursement. General Counsel shall be reimbursed for all reasonable expenses, including travel and entertainment, incurred in the performance of employment duties. General Counsel will maintain records and written receipts as required by the Company policy.

F.	Other. General Counsel shall be eligible for any and all future benefits that may be granted according to the current or any revised regular policies and procedures of Company and/or granted by the Board of Directors.

5. Term and Termination

A.	The Initial Term of this Agreement shall commence on the first of day of General Counsel’s full time employment, which is presently anticipated to begin on July 6, 2010, and it shall continue in effect for a period of 1 year subject, however, to earlier termination in accordance with the provisions of this Agreement. This Agreement shall automatically renew on an annual basis on each anniversary of the commencement of the Initial Term unless terminated by either party hereto giving written notice to the other at least ninety (90) days prior to such anniversary.

B.	If the Company in its discretion terminates this Agreement prior to the commencement of the Initial Term as contemplated in Section 5(A) above without cause, then General Counsel shall be paid $187,500 in pro rata installments over 9 months according to the Company’s regular payroll schedule.

C.	If during the Initial Term (or as of the completion of the Initial Term by non-renewal), (i) the Company at its discretion terminates this Agreement without cause or (ii) General Counsel terminates this Agreement with Good Reason (as defined below), then the Company shall pay General Counsel $250,000 in pro rata installments over 12 months according to the Company’s regular payroll schedule.

D.	If after the Initial Term, (i) the Company at its discretion terminates this Agreement without cause, or (ii) General Counsel terminates this Agreement with Good Reason, then the Company shall pay General Counsel the then existing annual base salary in pro rata installments over 12 months according to the Company’s regular payroll schedule.

E.	In the event that General Counsel is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act (other than routine traffic violations) or engages in any act of moral turpitude, then Company may terminate this Agreement “for cause” upon five (5) days notice to Executive. In event of termination of this Agreement pursuant to this subsection, General Counsel shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any further compensation, salary, incentive pay, bonus monies, or any sums whatsoever or compensation of any kind, prorated or otherwise, including but not limited any sums set forth in this Section 5.

F.	For purposes of this Agreement, “Good Reason” means: (i) General Counsel’s base salary is decreased more than five percent (5%) without consent of General Counsel, unless the salaries of all employees at a similar management level are reduced simultaneously, (ii) General Counsel’s place of work is moved more than seventy-five (75) miles from its current location without the consent of General Counsel, provided, however, that the mileage limitation in this subsection 5(F)(ii) shall not apply in the event of a change in control of the Company so long as General Counsel is not required to work at a new location that exceeds the mileage limitation in excess of twelve (12) months after such change in control, or (iii) General Counsel’s title or responsibilities are materially diminished without the consent of General Counsel. The General Counsel will be deemed to consent to the action of the Company if the General Counsel does not notify the Company in writing of the General Counsel’s intent to leave for Good Reason within thirty (30) days of such action, and upon such notice to the Company, the Company shall have fifteen (15) days to take corrective action to eliminate the Good Reason.

6. Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

7. Final Agreement

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

9. Headings

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment

Neither this Agreement nor any or interest in this Agreement may be assigned.

11. Severability

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Arbitration

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in North Carolina, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

13. Confidentiality

Unless otherwise mutually agreed to by the parties or if necessary for required financial reporting, all terms of Agreement shall be strictly confidential between the Chief Executive Officer, President, Chief Operating Officer, Board of Directors, and the below signed General Counsel; provided, however, General Counsel may disclose this Agreement and/or its terms to General Counsel’s accountant(s), financial advisor(s) or family members if such accountant(s), financial advisor(s) or family members are made aware of the confidentiality provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ David Morken	/s/ W. Christopher Matton
David Morken	W. Christopher Matton
President and CEO
Bandwidth.com, Inc.